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                                                                   EXHIBIT 99.1

                                                             AS AMENDED 3/25/99


                                SOUTHDOWN, INC.
                      1991 NONQUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS


1. PURPOSE OF PLAN.


   The purpose of the Southdown, Inc. 1991 Nonqualified Stock Option Plan for Non-Employee Directors ("Plan") is to attract and retain the services of experienced and knowledgeable non-employee directors and provide an opportunity for ownership of the common stock, $1.25 par value ("Common Stock"), of Southdown, Inc., a Louisiana corporation ("Company").

2. ADMINISTRATION OF PLAN.


   The Plan shall be administered by the Board of Directors of the Company ("Board"). Subject to the terms of the Plan, the Board shall have the power to interpret the provisions and supervise the administration of the Plan. All decisions made by the Board pursuant to the provisions of the Plan shall be made by a majority of its members at a duly held regular or special meeting or by written consent in lieu of any such meeting. A majority of the directors in office shall constitute a quorum and all decisions made by the Board pursuant to the provisions of the Plan shall be made by a majority of the directors present at any duly held regular or special meeting at which a quorum is present (unless the concurrence of a greater proportion is required by law or by the articles or bylaws of the Company) or by the written consent of all of the directors in lieu of any such meeting.

3. STOCK RESERVED FOR THE PLAN.


   Subject to adjustment as provided in paragraph 11, the shares subject to the Plan shall consist of 725,000 unissued shares of Common Stock or previously issued shares reacquired and held by the Company and such amount of shares shall be and is hereby reserved for issuance pursuant to this Plan. Any of such shares that may remain unsold and that are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan and the expiration, exercise, cancellation, surrender or lapse of all outstanding options granted under the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any option expire or be cancelled prior to its exercise in full, the shares theretofore subject to such option may again be made subject to an option under the Plan.

4. GRANT OF OPTIONS.


   Each director of the Company who is not otherwise an employee of the Company or any of the Company's subsidiaries (as defined in Section 424(f) of the Internal Revenue Code of 1986) (hereinafter referred to as an "Eligible Director", which term shall include any transferee permitted pursuant to paragraph 9 below) shall be granted one option to acquire 10,000 shares of Common Stock ("Initial Option"), in the case of an Eligible Director serving on the Board on the date of adoption of the Plan by the Board, on such date of adoption and in all other cases on the date of such director's first election to the Board. Beginning on the Annual Meeting of Shareholders held in 1999, and on the date of each Annual Meeting of Shareholders thereafter where an Eligible Director continues to serve as a Director of the Company after such meeting,
(i) each Eligible Director who is neither a chairman of one of the committees of the Board nor the Chairman of the Board shall automatically be


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granted an additional option to acquire 7,500 shares of Common Stock, (ii) each
Eligible Director who is a chairman of one of the committees of the Board, but is not Chairman of the Board, shall automatically be granted an additional option to acquire 8,000 shares of Common Stock, and (iii) the Chairman of the Board of Directors shall automatically be granted an additional option to acquire 26,000 shares of Common Stock (each annual grant under (i), (ii) and (iii) for an Eligible Director is referred to hereinafter as a "Subsequent Option"). The options granted to Eligible Directors shall be automatic, nondiscretionary, and subject to the following conditions and limitations in addition to those set forth elsewhere in this Plan: (x) the exercise price of each option shall be equal to the greater of the par value of the Common Stock or 100% of the fair market value of the Common Stock on the Date of Grant; (y) each option shall become exercisable six months after the Date of Grant; (z) notwithstanding clause (y) above, each option shall become fully exercisable upon the death or disability of the Eligible Director while serving as a Director of the Company or upon a Change in Control of the Company while serving as a Director of the Company.

   For the purposes of this paragraph 4, the following terms shall have the following meanings:

   (a) "Date of Grant" means (i) in the case of an Initial Option granted to an Eligible Director serving on the Board on the date of the adoption of the Plan by the Board, on such date of adoption and in all other cases on the date on which the Eligible Director is first elected to the Board; and (ii) in the case of a Subsequent Option, the date of each Annual Meeting of Shareholders.

   (b) The fair market value of a share of Common Stock on a particular date shall be deemed to be the average (mean) of the reported "high" and "low" sales prices for such shares as reported in The Wall Street Journal's NYSE-Composite Transactions listing for such day (corrected for obvious typographical errors), or if such shares are not reported in such listing, then the average of the reported "high" and "low" sales prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or if such shares are not listed or traded on any national securities exchange, then the average of the reported "high" and "low" sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such prices shall not be reported thereon, the average between the closing bid and asked prices so reported, or, if such prices shall not be reported, then the average closing bid and asked prices reported by the National Quotation Bureau Incorporated, or, in all other cases, the value established by the Board of Directors of the Company in good faith.

5. OPTION AGREEMENT.


   Each option granted under the Plan shall be evidenced by an agreement, in a form approved by the Board, which shall be subject to the terms and conditions of the Plan. Any agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board.

6. TERM OF OPTION.


   Each option granted under this Plan shall provide that it shall terminate and be of no force or effect with respect to any shares not previously taken up by the Eligible Director upon the first to occur of (a) the expiration of ten years from the date the grant of the option or (b) the expiration of ninety days after the termination of the Eligible Director's service as a Director of the Company for any reason (other than death, disability or retirement under a retirement plan of the Company) prior to a Change in Control of the Company; provided, that if death of the Eligible Director occurs within ninety days of termination of service as a Director of the Company prior to a Change in Control of the Company, clause (b) shall be inapplicable. If, following a Change in Control of the Company, the Eligible Director's service as a Director is terminated for any reason, each option may be exercised during the remainder of its full ten-year term to the extent unexercised.


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7. PROCEDURE FOR EXERCISE.


   Options shall be exercised by written notice to the Company setting forth the number of shares with respect to which the option is to be exercised and specifying the address to which the certificates for such shares are to be mailed. Such notice shall be accompanied by cash or certified check, bank draft, or postal or express money order payable to the order of the Company, for the amount of the option price for the number of shares of the Common Stock with respect to which the option is then being exercised or, at the option of the Eligible Director, accompanied by Common Stock theretofore owned by the Eligible Director equal in value to the full amount of the option price (or any combination of cash or such Common Stock). For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its fair market value on the date of exercise in accordance with paragraph 4(b). Any Common Stock delivered in satisfaction of all or a portion of the purchase price shall be appropriately endorsed for transfer and assigned to the Company. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the Eligible Director certificates for the number of shares with respect to which such option has been so exercised, issued in the Eligible Director's name; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Eligible Director, at the address specified pursuant to this paragraph 7.

8. EFFECT OF DEATH OR DISABILITY.


   (a) In the event of the death or disability of an Eligible Director following the Date of Grant and while serving as a Director of the Company, and while options granted hereunder are still in force and unexpired under the terms of paragraph 6, the exercisability of the options shall be accelerated. Such acceleration shall be effective as of the date of death or disability, as the case may be. The options outstanding in the name of the Eligible Director shall thereupon be exercisable in full without regard to any exercise provisions.

   (b) No transfer of an option by an Eligible Director by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order shall be effective to bind the Company unless the Company shall have been furnished with written notice of the same and an authenticated copy of the will or order and such other evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance of the transferee or transferees of the terms and conditions of such option.

9. ASSIGNABILITY.


   An option shall not be assignable or otherwise transferable except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order as that term is defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

10. NO RIGHTS AS SHAREHOLDER.


   No Eligible Director shall have any rights as a shareholder with respect to shares covered by an option until the date of issuance of a stock certificate for such shares; except as provided in paragraph 11, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such certificate.

11. STOCK DIVIDENDS, STOCK SPLITS AND CERTAIN OTHER CORPORATION TRANSACTIONS.


   (a) The existence of this Plan and the Options granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or


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consolidation of the Company, or any issue of bonds, debentures or preferred or preference stocks ranking prior to or affecting the Common Stock or the rights attendant thereto, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

   (b) The shares with respect to which options may be granted hereunder are shares of Common Stock of the Company as presently constituted. If, and whenever, prior to the delivery by the Company of all of the shares of the Common Stock which are subject to options granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, a stock split, a combination of shares, a recapitalization or other increase or reduction of the number of shares of the Common Stock outstanding without receiving consideration therefor in money, services or property, the number of shares of Common Stock available under this Plan and the number of shares of Common Stock with respect to which options granted hereunder may thereafter be exercised shall (i) in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration payable per share shall be proportionately reduced, and
(ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

   (c) If the Company is reorganized, merged or consolidated or is otherwise a party to a Plan of exchange with another corporation pursuant to which reorganization, merger, consolidation or Plan of exchange shareholders of the Company receive any shares of Common Stock or other securities or if the Company shall distribute ("Spin Off") securities of another corporation to its shareholders, there shall be substituted for the shares subject to the unexercised portions of outstanding options granted hereunder an appropriate number of shares of (i) each class of stock or other securities which were distributed to the shareholders of the Company in respect of such shares in the case of a reorganization, merger, consolidation or plan of exchange, or (ii) in the case of a Spin Off, the securities distributed to shareholders of the Company together with shares of Common Stock, such number of shares or securities to be determined in accordance with the provisions of Section 424 of the Code (or other applicable provisions of the Code or regulations issued thereunder which may from time to time govern the treatment of stock options in such a transaction); provided, however, that all such options may be cancelled by the Company as of the effective date of (x) a reorganization, merger, consolidation, plan of exchange or Spin Off or (y) any dissolution or liquidation of the Company, by giving notice to each Eligible Director of its intention to do so and by permitting the purchase for a period of at least thirty days during the sixty days next preceding such effective date of all of the shares subject to such outstanding options, without regard to the installment provisions set forth in the Plan or the option agreements; and provided further that in the event of a Spin Off, the Company may, in lieu of substituting securities or accelerating and canceling options as contemplated above, elect (i) to reduce the purchase price for each share of Common Stock subject to an outstanding option by an amount equal to the fair market value, as determined in accordance with the provisions of paragraph 4(b), of the securities distributed in respect of each outstanding share of Common Stock in the Spin Off or (ii) to reduce proportionately the purchase price per share and to increase proportionately the number of shares of Common Stock subject to each option in order to reflect the economic benefits inuring to the shareholders of the Company as a result of the Spin Off.

   (d) Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into or exchangeable for shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to options granted hereunder.

   (e) Each option granted hereunder shall become fully exercisable upon a Change in Control of the Company (as defined in the next sentence). "Change in Control" of the Company shall be conclusively deemed to have occurred if (and only if) any of the following shall have taken place: (i) a Change in Control is reported by the Company in response to either Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent or more of the combined voting power of the Company's then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board consists


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of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

12. PURCHASE FOR INVESTMENT.


   Unless the options and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person exercising an option under this Plan may be required by the Company to give a representation in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

13. TAXES.


   (a) The Company may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any options granted under this Plan.

   (b) Any Eligible Director may pay all or any portion of the taxes required to be withheld by the Company or paid by him in connection with the exercise of an option by electing to have the Company withhold shares of Stock, or by delivering previously owned shares of Common Stock, having a fair market value, determined in accordance with paragraph 4(b), equal to the amount required to be withheld or paid. An Eligible Director must make the foregoing election on or before the date that the amount of tax to be withheld is determined ("Tax Date"). All such elections are irrevocable and subject to disapproval by the Board and are subject to the additional restriction that such election may not be made within six months of the grant of an option, provided that this limitation shall not apply in the event of death or disability. Where the Tax Date in respect of an option is deferred until six months after exercise and the Eligible Director elects share withholding, the full amount of shares of Common Stock will be issued or transferred to him upon exercise of the option, but he shall be unconditionally obligated to tender back to the Company the number of shares necessary to discharge the Company's withholding obligation or his estimated tax obligation on the Tax Date.

14. EFFECTIVE DATE OF PLAN.


   This Plan shall be effective as of February 14, 1991. Options granted under this Plan are subject to, and may not be exercised before, the approval of the Plan at the 1991 Annual Meeting of Shareholders by the affirmative vote of the holders of a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote thereat. If such approval of the Plan by the shareholders is not forthcoming, any options granted pursuant to this Plan shall be void.

15. AMENDMENT OR TERMINATION.


   The Board may amend, alter or discontinue this Plan, except that no amendment or alteration shall be made which would impair the rights of any Eligible Director under any option theretofore granted, without his consent, and except that no amendment or alteration shall be made which, without the approval of the shareholders, would:

   (a) Increase the total number of shares reserved for the purposes of this Plan or decrease the option price provided for in paragraph 4, except in each case as provided in paragraph 11, or change the class of persons eligible to participate in this Plan as provided in paragraph 4;

   (b) Extend the option period provided for in paragraph 6;

   (c) Materially increase the benefits accruing to Eligible Directors under this Plan; or


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   (d) Modify the requirements as to eligibility for participation in this
Plan.

Notwithstanding the foregoing, to the extent but only to the extent required in order that Rule 16b-3(c)(2)(ii)(B), as promulgated in SEC Release No. 34-28869, February 8, 1991, (or any replacement rule adopted pursuant to the Exchange Act, as the same now exist and as any of the above may be amended from time-to-time) be complied with, the Plan shall not be amended more than once every six months, other than to comport with changes in Internal Revenue Code of 1986, the Employee Retirement Income Security Act, or the rules thereunder.

16. GOVERNMENT REGULATIONS.


   This Plan, and the grant and exercise of options thereunder, and the obligation of the Company to sell and deliver shares under such options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, including but not limited to the provisions of Rule 16b-3 of the Exchange Act, (or any replacement rule adopted pursuant to the Exchange Act, as the same now exist and as any of the above may be amended from time-to-time) that qualify the option grant and exercise for an exemption from the provisions of Section 16(b) of the Exchange Act. Further, if any Plan provision is found or determined by the Board not to be in compliance with Rule 16b-3 or Section 16(b), the provision shall be deemed null and void, and shall have no effect.



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